Filed pursuant to Rule 433

Registration Statement No. 333-156003

June 29, 2009

FINAL TERM SHEET

France Telecom

$1,250,000,000 4.375% Notes due 2014

$1,250,000,000 5.375% Notes due 2019

4.375% Notes due 2014:

Issuer:	France Telecom

Size:	$1,250,000,000

Maturity Date:	July 8, 2014

Coupon:	4.375%

Interest Payment Dates:	July 8, and January 8, commencing January 8, 2010 (long first coupon)

Price to Public:	99.543%

Gross Spread:	0.35%

Proceeds to Issuer:	99.193% / $1,239,912,500

Benchmark Treasury:	2.625% due June 30, 2014

Benchmark Treasury Price and Yield:	100-14+ / 2.528%

Spread to Benchmark Treasury:	+ 195 bp

Yield:	4.478%

Make-Whole Call:	Treasury Rate plus 0.30%

CUSIP:	35177P AS6

ISIN:	US35177PAS65

Trade Date:	June 29, 2009

Expected Settlement Date:	July 7, 2009

Listing:	None

Anticipated Ratings:	A3 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Banc of America Securities LLC - $390,625,000
J.P. Morgan Securities Inc. - $390,625,000
BNP Paribas Securities Corp. - $218,750,000
Goldman, Sachs & Co. - $125,000,000
Morgan Stanley & Co. Incorporated - $125,000,000

5.375% Notes due 2019:

Issuer:	France Telecom

Size:	$1,250,000,000

Maturity Date:	July 8, 2019

Coupon:	5.375%

Interest Payment Dates:	July 8, and January 8, commencing January 8, 2010 (long first coupon)

Price to Public:	99.488%

Gross Spread	0.45%

Proceeds to Issuer	99.038% / $1,237,975,000

Benchmark Treasury:	3.125% due May 15, 2019

Benchmark Treasury Price and Yield:	96-30+ / 3.492%

Spread to Benchmark Treasury:	+ 195 bp

Yield:	5.442%

Make-Whole Call:	Treasury Rate plus 0.30%

CUSIP:	35177P AT4

ISIN:	US35177PAT49

Trade Date:	June 29, 2009

Expected Settlement Date:	July 7, 2009

Listing:	None

Anticipated Ratings:	A3 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Banc of America Securities LLC - $390,625,000
J.P. Morgan Securities Inc. - $390,625,000
BNP Paribas Securities Corp. - $218,750,000
Goldman, Sachs & Co. - $125,000,000
Morgan Stanley & Co. Incorporated - $125,000,000

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at +1-800-294-1322, J.P. Morgan Securities Inc. at +1-212-834-4533, BNP Paribas Securities Corp. at +1-212-841-2871, Goldman, Sachs & Co. at +1-866-471-2526 or Morgan Stanley & Co. Incorporated at +1-866-718-1649.